Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 16, 2026, relating to the financial statements of Live Oak Acquisition Corp. VI as of February 11, 2026 and for the period from January 27, 2026 (inception) through February 11, 2026 (which includes an explanatory paragraph relating to Live Oak Acquisition Corp. VI’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 24, 2026